Exhibit 10.1

December 4, 2017

Mr. Michael Beardall

c/o Vitamin Shoppe Industries Inc.

300 Harmon Meadow Blvd.

Secaucus, NJ 07028

Dear Mike:

Vitamin Shoppe Industries Inc. (the “Company”) acknowledges your intent to resign as President, Nutri-Force Nutrition and as an officer and/or employee of the Company and all of its parents, subsidiaries and affiliates. This letter agreement (the “Agreement”) confirms the terms the Company is offering you in exchange for your remaining as an employee of the Company through no later than March 30, 2018.

1. Target Retention Date.

(a) The employment relationship between you and the Company and its subsidiaries and affiliates, as applicable, will end on March 30, 2018, or on any earlier date that the Company may choose in its sole discretion, with or without notice (the “Target Retention Date”). During the period through the Target Retention Date, you shall continue to report to the Chief Executive Officer, you shall continue to lead Nutri-Force Nutrition, you shall assist with the transition of your responsibilities to another individual or individuals as instructed by the Company, and you shall perform such other duties and responsibilities as assigned to you from time to time. In addition, you shall continue to perform your duties in a satisfactory manner and be in compliance with the policies and procedures of the Company. You shall continue to have authority to act on the Company’s behalf or otherwise bind the Company in the ordinary course of business; provided, however, that you shall not have any authority to act on the Company’s behalf or otherwise bind the Company (and you shall not give any third person the appearance that you have any such authority) in matters of extraordinary importance or financial significance to the Company and/or Nutri-Force Nutrition. A smooth transition is a material inducement for the Company to enter into this Agreement.

(b) You will be paid your regular wages through and including the Target Retention Date. You shall no longer be eligible to participate in the Company’s benefit programs after the Target Retention Date, except as set forth below in Section 2 of this Agreement. Information regarding the Company’s 401(k) Plan will be sent to you separately by the plan administrator following the Target Retention Date.

(c) You will remain eligible to receive an annual cash bonus pursuant to the 2017 Management Incentive Plan, if any.

2. Separation Benefits. In return for your execution of, and your compliance with, this Agreement, including your remaining employed and in good standing with the Company through the Target Retention Date, as well as your execution (and non-revocation) of a release as set forth below in Section 5 and a second Release in substantially the same form set forth in Annex A hereto (the “Second Release”), which Second Release shall be provided on or promptly following the Target Retention Date, and subject to the terms and conditions set forth in this Agreement and the Release:

(a) You shall be eligible to earn a one-time performance payment in a gross amount of up to $100,000 (“Performance Payment”) upon the satisfaction certain performance criteria that will be set forth in a separate writing to be executed by both you and the Company.

(b) You shall receive a lump sum payment equal to the value of any accrued but unused Paid Time Off as of the Target Retention Date, payable within 30 days of the effective date of the Second Release.

(c) From the date of this Agreement through the Target Retention Date, you will be permitted five (5) additional days of paid time off per each calendar month in order to attend to personal matters. Your use of such additional paid time off shall not reduce the amount of accrued unused Paid Time Off for which you will be entitled to receive a lump sum payment pursuant to subsection (c) hereof.

If you do not execute the Second Release within the time periods provided therein, or if you revoke such Second Release, no payment or benefits will be due under this Agreement. If the Company terminates your employment without cause prior to March 30, 2018, you will be entitled to the benefits contained in this Agreement to the same extent as if you had remained employed through March 30, 2018 provided that you remained in compliance with the terms of this Agreement at all times and you timely execute (and do not revoke) the Second Release, payable within 30 days of the effective date of the Second Release. If you resign prior to March 30, 2018 or the Company terminates your employment at any time for cause, no payment or benefits will be due under this Agreement. The terms “without cause” and “for cause” have the meaning ascribed to them in Vitamin Shoppe, Inc.’s Executive Severance Policy (which definitions are incorporated herein).

3. Equity. All awards of shares of Restricted Stock that have been granted to you shall continue to vest through June 30, 2018. As of June 30, 2018, any remaining unvested shares of Restricted Stock shall be cancelled. All other unvested equity awards that have been granted to you (e.g., Performance Stock Units and Nonqualified Stock Options) shall be cancelled as of March 30, 2018, or any earlier date of the separation of your employment. In the event you resign prior to March 30, 2018 or the Company terminates your employment at any time for cause, all unvested equity awards shall be cancelled as of the separation date. All other terms and conditions of the Company’s equity based incentive plans shall remain in full force and effect.

You hereby acknowledge and agree that the Company shall not make any new grants of equity to you after the date of this Agreement even if the Company makes new grants of equity to other employees or executives.

4. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company, Vitamin Shoppe, Inc. or any of their respective subsidiaries or affiliates on or after the Target Retention Date, except as set forth in this Agreement.

In addition, without limiting the generality of the foregoing, you hereby acknowledge and agree that you are not eligible for and shall not be entitled to any compensation or benefits pursuant to the Vitamin Shoppe Inc.’s Executive Severance Policy or the FDC Vitamins, LLC Executive Severance Policy, including any compensation or benefits otherwise owing to you in the event of a Change in Control, as defined therein.

5. Release.

(a) In consideration of the Company’s obligations in this Agreement, you and your Representatives hereby release and forever discharge the Company, its owners, affiliates, subsidiaries, divisions, insurers, attorneys, successors and assigns, and the current and former employees, officers, directors and agents thereof (collectively the “Released Parties”) from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the day you execute this Agreement, including, but not limited to, those arising during or in any manner out of your employment with the Company or the termination of such employment or anything else that may have happened up to and including the day you execute this Agreement. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, equity and severance arrangements, benefit plans; commissions; breach of express or implied contract or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; retirement or any other benefits; the Equal Pay Act (29 U.S.C. §206(d), et seq.); the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); the federal WARN Act; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New Jersey Law Against Discrimination, New Jersey Family Leave Act, New Jersey Paid Family Leave Law, New Jersey Conscientious Employee Protection Act,

New Jersey Equal Pay Act, New Jersey Civil Rights Act), the Florida Civil Rights Act of 1992, the Florida Wage Payment Law—Florida Statute Section 448.08, the Florida Whistle Blower – Fla. Stat. §448.101 et seq., Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. §440.205, the Florida Wage Discrimination Law – Fla. Stat. §448.07, the Florida Equal Pay Law – Fla. Stat. §725.07 and Fla. Stat. Ann. §448.07, the Florida AIDS Act – Fla. Stat. §110.1125, §381.00 and §760.50, the Florida Discrimination on the Basis of Sickle Cell Trait Law – Fla. Stat. §448.075 et seq., Florida OSHA – Fla. Stat. Ann. §442.018(2), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside. You are not releasing any rights or claims that arise following the effective date of this Agreement.

(b) Notwithstanding the foregoing, the release set forth in Section 5(a) of this Agreement, will not apply to (i) the obligations of the Company under the Agreement, (ii) your vested benefits under the Company’s 401(k) Plan, (iii) the Company’s obligations under its equity based incentive plans, and any related equity agreement or vested benefit(s) to which you are legally entitled, or (iv) your rights as a stockholder of Vitamin Shoppe, Inc., (v) your right to continue healthcare insurance under COBRA; (vi) your right to receive benefits for occupational illness or injury under the Workers’ Compensation Law; (vii) your right to receive unemployment benefits; and (viii) any other claims that, under controlling law, may not be released by private settlement. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company arising out of your employment relationship, your service as an employee, officer or director of the Company, Vitamin Shoppe, Inc. or any of their respective subsidiaries or affiliates and your separation therefrom. You hereby acknowledge and confirm that you are providing the release set forth in this Agreement only in exchange for consideration in addition to anything of value to which you are already entitled.

(c) You expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that you explicitly took that into account in determining the amount of consideration to be paid for the giving of this Agreement, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

(d) Nothing in this Agreement will affect the Company and Vitamin Shoppe, Inc.’s obligation to indemnify, defend and hold you harmless to the fullest extent allowable by applicable law and their respective charter and by-laws with respect to your acts or omissions in your capacity as an officer or director of the Company, Vitamin Shoppe, Inc. and their respective subsidiaries and affiliates.

(e) Period for Review and Acceptance. You will have twenty-one (21) days from the day you receive this Agreement to consider its terms (the “Review Period”). In order to receive the benefits and payments provided for in the Agreement, you must execute this Agreement and return the executed Agreement to the Company, addressed to the Company, Attention: General Counsel, at 300 Harmon Meadow Blvd., Secaucus, New Jersey 07028 so that it is received any time on or before the expiration of the twenty-one (21) day period. After executing this

Agreement, you will have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel at the address set forth above no later than the seventh (7th) day following the day you executed the Release. In the event you do not accept the Release prior to the expiration of the 21-day Review Period, or in the event you revoke the Agreement during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in the Agreement will automatically be deemed null and void.

6. Return of Company Property. No later than the Target Retention Date, you hereby covenant and agree that you will deliver to the Company all Company property and equipment in your possession or control, including, but not limited to, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, Company credit cards, papers, electronically stored information and documents kept or made by you in connection with your employment and you will not retain any copies thereof. You also represent that you have left intact all electronic Company documents or files, including those that you developed or helped develop. You are required to return all such property whether or not you sign this Agreement.

7. Cooperation. From and after the Target Retention Date, you will (i) cooperate in all reasonable respects with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any dispute, action, proceeding, investigation or litigation involving the Company or any of its affiliates, including, without limitation, any such dispute, action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly make best efforts to respond within a reasonable timeframe to all requests by the Company and its affiliates relating to information concerning the Company which may be in your possession. The Company will, as a condition to your obligations under this Section 7, reimburse you for any reasonable out of pocket expenses and costs incurred as a result of such cooperation (including all reasonable, out-of-pocket attorney fees), provided that such expenses have been approved in writing in advance by an executive officer of the Company.

8. Special Rules Regarding Restrictive Covenants.

(a) Confidentiality. You acknowledge and agree that in the course of your employment with the Company, you have acquired certain confidential company information which you knew or understood was confidential or proprietary to the Company and which, as used in this Agreement, means: information belonging to or possessed by the Company which is not available in the public domain or not released by some third-party through no fault of yours, including, without limitation (i) information received from the customers, suppliers, vendors, employees or agents of the Company under confidential conditions; (ii) customer and prospect lists, and details of agreements and communications with customers and prospects; (iii) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (iv) the Company’s confidential accounting, tax, or financial information, results, procedures and methods; (v) information relating to existing claims, charges and litigations; (vi) sales proposals, demonstrations systems, sales material; and (vii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as confidential information, as well as such information that is the subject of meetings and discussions and not recorded. You understand that such confidential company information has been disclosed to you for the Company’s use only. You understand and agree that you (i) will not disclose or communicate confidential information to any person or persons; and (ii) will not make use of confidential information on your own behalf, or on behalf of any other person or persons. You will give immediate notice to the Company if you are ordered by a court or otherwise compelled by law to reveal any confidential information to any third party.

You acknowledge and agree that this confidentiality obligation is of utmost importance to the Company and that its breach is a material breach of this Agreement.

18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Nothing in this Agreement prohibits you from reporting possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided, that you will use your reasonable best efforts to: (i) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (ii) request that such agency or entity treat such information as confidential. You do not need prior authorization from the Company to make any such reports or disclosures and are not required to notify the Company that you have made such reports or disclosures. This Agreement does not limit your right to receive an award for information provided to any governmental agency or entity.

(b) Non-Disparagement. You agree not to defame or maliciously disparage the Company, its management, stockholders, subsidiaries, parent, and/or other affiliates in any manner whatsoever.

(c) Non-Competition. During the period of your employment and for one year thereafter, you shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies (the “Competitive Products”) if, except with respect to the companies listed below, the sale/distribution of the Competitive Products represent one third (1/3) or more of such business or organization’s gross sales in the proceeding twelve (12) months from the Target Retention Date (the “Competitive Business”); provided, however, that you may work for a business or organization (other than the companies listed below) that sells Competitive Products that is less than one third (1/3) of such gross sales only if you are not directly involved in that part of the business or organization that deals with, or has knowledge of, the Competitive Products. Notwithstanding, and without limiting, the foregoing, the following companies constitute a Competitive Business: GNC, Whole Foods, Vitacost, Walgreens, CVS, Nature’s Bounty, Bodybuilding.com, Swanson, Sprout’s Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, you may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business. For the avoidance of doubt, nothing in this subsection, nor in any other agreement between you and the Company, shall be interpreted to prevent you from investing in or becoming a shareholder or employee of a company that manufacturers Competitive Products. This Section 8(c) supersedes any other non-competition restrictive covenant provision contained in any other agreement between you and the Company.

(d) Non-Solicitation. During the period of your employment and for one year thereafter, you shall not directly or indirectly (i) cause any person or entity to, either for you or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the eighteen (18) months prior to the Target Retention Date; or (ii) cause any other person or entity to, either for you or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business or vendors of the Company.

(e) Remedies. You and the Company acknowledge that the restrictions imposed by this Section 8 are reasonably necessary to protect the legitimate business interests of the Company, and that the Company would not be willing to offer the benefits pursuant to this Agreement in the absence of such agreement. You agree that any breach of this Section 8 by you would cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus if the Company prevails with respect to any dispute between the Company and you as to the interpretation, terms, validity or enforceability of this Section 8, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Section 8. You further acknowledge and agree that any period of time during which you are violation of the covenants set forth in this Section 8 shall be added to the applicable restricted period. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.

9. Forfeiture and Repayment. You may be required to repay to the Company the any compensation or benefits pursuant to this Agreement: (i) if during the course of employment you engage in conduct, or it is discovered that you have engaged in conduct, that is (x) materially adverse to the interest of the Company, which include failures to comply with the Company’s written rules or regulations and material violations of any agreement with the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities occurring during or after employment; (ii) if during the course of employment, you compete with, or engages in the solicitation and/or diversion of customers, vendors or employees of, the Company or it is discovered that you have engaged in such conduct; (iii) if following the Target Retention Date, you violate any post-termination obligations or duties owed to, or any agreement with, the Company, which includes this Agreement, any employment agreement and other agreements restricting post-employment conduct; (iv) if following the Target Retention Date, the Company discovers facts that would have supported a termination for Cause had such facts been known to the Company before the termination of employment; and (v) if compensation that is promised or paid to you is required to be forfeited and/or repaid to the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement.

10. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement (including Annex A) will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.

11. Arbitration. You agree that any dispute, controversy or claim arising out of or in connection with this Agreement or relating to your employment or the termination of your employment (“Dispute”) that cannot be resolved by you and the Company will be submitted to and resolved by arbitration, in accordance with The Vitamin Shoppe Dispute Resolution Program. If enforcement of the arbitration award is required or the Dispute is not covered by the Dispute Resolution Program, the parties hereby: (i) agree and consent to the personal jurisdiction of the courts of the New Jersey located in Hudson County and/or the Federal courts of the United States of America located in Newark, New Jersey for resolution of any such Dispute and (ii) agree that those courts, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal.

12. Entire Agreement/Severability. This Agreement (including Annex A) constitutes the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. You agree and acknowledge that this Agreement shall not in any way affect, modify, or nullify any agreement(s) that you may have entered into with the Company that obligate you to take or refrain from taking any action subsequent to your last day of employment, including without limitation, the agreement to protect the Company’s confidential information, and that any such obligations contained in those agreement(s) remain in full force and effect. No term, condition, covenant, representation or acknowledgment contained in this Agreement may be amended unless in writing signed by both parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it will have no effect on the remainder of the Agreement which will remain in full force and effect.

13. Voluntary Assent. By your signature on this Agreement, you affirm and acknowledge that:

(a) you have read this Agreement, and understand all of its terms;

(b) you have voluntarily entered into this Agreement and that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement;

(c) the only consideration for signing this Agreement is as set forth herein and that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and

(d) you have been given the opportunity and you have been advised by the Company to have this Agreement reviewed by your attorney and/or tax advisor.

14. No Admission. Nothing contained in this Agreement, or the fact of its submission to you, will constitute or be construed as an admission of liability or wrongdoing by either party.

15. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.

16. Taxes; Section 409A.

(a) All payments described in this Agreement will be subject to deduction for all required income and payroll taxes.

(b) It is intended that the payments provided for in this Agreement comply with, or be exempt from, the terms of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The termination of your employment is intended to be a “separation of service” for purposes of Section 409A. In the event, however, that any such payments are determined to be subject to Section 409A, then the Company may make such adjustments as are reasonably required to comply with such section. If you are a “specified employee” within the meaning of Section 409A, then no payment or benefit that is payable on account of your “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after your “separation from service” (or, if earlier, the date of your death) if and to the extent that such payment constitutes deferred compensation under Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

In addition, any expense reimbursement under this Agreement will be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by you, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year.

Notwithstanding any of the preceding, the Company makes no representations regarding the tax treatment of any payments hereunder, and you will be responsible for any and all applicable taxes.

Acknowledged and accepted by:	VITAMINSHOPPE INDUSTRIES INC.

/s/ Michael Beardall	By:	/s/ Teresa Orth
Michael Beardall	Name:	Teresa Orth
	Title:	Senior Vice President – Human Resources

ANNEX A

Release

Pursuant to the Agreement between you and the Company dated December __, 2017, the following is the Release referenced therein, (capitalized terms used herein without definition have the meanings specified in the Agreement).

1. Release.

(a) In consideration of the Company’s obligations in this Agreement, you and your Representatives hereby release and forever discharge the Company, its owners, affiliates, subsidiaries, divisions, insurers, attorneys, successors and assigns, and the current and former employees, officers, directors and agents thereof (collectively the “Released Parties”) from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the day you execute this Agreement, including, but not limited to, those arising during or in any manner out of your employment with the Company or the termination of such employment or anything else that may have happened up to and including the day you execute this Agreement. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, equity and severance arrangements, benefit plans; commissions; breach of express or implied contract or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; retirement or any other benefits; the Equal Pay Act (29 U.S.C. §206(d), et seq.); the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); the federal WARN Act; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New Jersey Law Against Discrimination, New Jersey Family Leave Act, New Jersey Paid Family Leave Law, New Jersey Conscientious Employee Protection Act, New Jersey Equal Pay Act, New Jersey Civil Rights Act), the Florida Civil Rights Act of 1992, the Florida Wage Payment Law—Florida Statute Section 448.08, the Florida Whistle Blower – Fla. Stat. §448.101 et seq., Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. §440.205, the Florida Wage Discrimination Law – Fla. Stat. §448.07, the Florida Equal Pay Law – Fla. Stat. §725.07 and Fla. Stat. Ann. §448.07, the Florida AIDS Act – Fla. Stat. §110.1125, §381.00 and §760.50, the Florida

Discrimination on the Basis of Sickle Cell Trait Law – Fla. Stat. §448.075 et seq., Florida OSHA – Fla. Stat. Ann. §442.018(2), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside. You are not releasing any rights or claims that arise following the Effective Date (as defined in Section 2 below) of this Release.

(b) Notwithstanding the foregoing, the release set forth in Section 1(a) of this Release, will not apply to (i) the obligations of the Company under the Agreement, (ii) your vested benefits under the Company’s 401(k) Plan, (iii) the Company’s obligations under the Equity Plan, and any related equity agreement or vested benefit(s) to which you are legally entitled, or (iv) your rights as a stockholder of Vitamin Shoppe, Inc., (v) your right to continue healthcare insurance under COBRA; (vi) your right to receive benefits for occupational illness or injury under the Workers’ Compensation Law; (vii) your right to receive unemployment benefits; and (viii) any other claims that, under controlling law, may not be released by private settlement. You further agree that the payments and benefits described in the Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company arising out of your employment relationship, your service as an employee, officer or director of the Company, Vitamin Shoppe, Inc. or any of their respective subsidiaries or affiliates and your separation therefrom. You hereby acknowledge and confirm that you are providing the release set forth in this Release only in exchange for consideration in addition to anything of value to which you are already entitled.

(c) You expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that you explicitly took that into account in determining the amount of consideration to be paid for the giving of this Release, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

(d) Nothing in this Release will affect the Company and Vitamin Shoppe, Inc.’s obligation to indemnify, defend and hold you harmless to the fullest extent allowable by applicable law and their respective charter and by-laws with respect to your acts or omissions in your capacity as an officer or director of the Company, Vitamin Shoppe, Inc. and their respective subsidiaries and affiliates.

2. Period for Review and Acceptance. You will have twenty-one (21) days from the day you receive this Release to consider the terms of this Release (the “Review Period”). In order to receive the benefits and payments provided for in the Agreement, you must execute this Release, have your signature notarized and return the executed Release to the Company, addressed to the Company, Attention: General Counsel, at 300 Harmon Meadow Blvd., Secaucus, New Jersey 07028 so that it is received any time on or before the expiration of the twenty-one (21) day period. After executing the Release, you will have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel at the address set forth above no later than the seventh (7th) day following the day you executed the Release. In the event you do not accept the Release prior to the expiration of the 21-day Review Period, or in the event you revoke the Release during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in the

Agreement will automatically be deemed null and void. No payments or benefits will be paid or provided under the Agreement, until you have signed the Release (and previously, the Agreement), and not revoked the Release during the Revocation Period. The “Effective Date” of this Release shall be the day following the expiration of the Revocation Period, so long as you have not revoked this Release during the Revocation Period.

3. Voluntary Assent. By your signature on this Release, you affirm and acknowledge that:

(a) you have read the Agreement and the Release, and understand all of their terms;

(b) you have voluntarily entered into this Release and that you have not relied upon any representation or statement, written or oral, not set forth in the Agreement or this Release;

(c) the only consideration for signing this Release is as set forth in the Agreement and that the consideration received for executing this Release is greater than that to which you may otherwise be entitled;

(d) you have been given the opportunity and you have been advised by the Company to have this Release reviewed by your attorney and/or tax advisor; and

(e) you have been given up to twenty-one (21) days to consider this Release and that you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.

4. Counterparts. This Release may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.

Acknowledged and accepted by:

Michael Beardall

VITAMIN SHOPPE INDUSTRIES INC.

By:
Name:
Title:

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